Exhibit 99.1

RADDOG, the Robot Dog from AITX’s RAD, Continues its Media Blitz with an Exciting Appearance on CSI: Vegas

RADDOG is Proving to be a Media Darling in the Making

Detroit, Michigan, March 25, 2024 – Robotic Assistance Devices Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), today announced that RADDOG™, the robotic dog, is swiftly emerging as a media sensation, charming audiences with its cutting-edge technology and endearing personality. Its latest triumph comes in the form of a thrilling appearance on the hit show CSI: Vegas, further solidifying its status as a beloved AI-powered canine.

RADDOG, designed and produced by RAD, had previously garnered attention for its unique capabilities and has made appearances in diverse locations such as Mars, Detroit, Philadelphia and more. This marks RADDOG’s first appearance in a television crime drama.

Steve Reinharz, CEO and CTO of AITX and RAD, and the inventor of RADDOG, commented, “When the production team at CSI contacted us about featuring RADDOG in an upcoming episode, I was elated. We’ve been working towards getting RADDOG on a crime show, and this is the ideal format to showcase just how cool and functional RADDOG is. And we’re not done, audiences can expect to see more RAD security and safety solutions in the near future.”

With each public appearance, RADDOG continues to captivate audiences, winning over hearts with its charm, sparking fascination and admiration. Its enchanting presence and remarkable capabilities powered by RAD’s AI analytics make it a standout figure in the world of robotics and entertainment.

For a glimpse into RADDOG’s previous adventures, viewers can explore a montage available on RAD’s YouTube channel, offering a glimpse into the captivating world of this media darling in the making.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz